support agreement

This SUPPORT AGREEMENT (the "Agreement") is made and entered into as of 21st day of May, 2010 (the "Effective Date"), by and between Guidance Solutions, Inc., a Delaware corporation with offices at 4134 Del Rey Avenue, Marina Del Rey, CA 90292 ("Guidance") and Kaching Kaching, Inc, Delaware Public Corporation (the "Company"), with offices at 750 Coronado Center Dr Ste 120, Henderson, NV 89052 ("Customer"). Either Guidance or Customer may hereafter be referred to as a "Party" and together, Guidance and Customer may be referred to as the "Parties."

WITNESSETH

WHEREAS, Customer desires to engage Guidance, and Guidance desires to be engaged by Customer, to provide the Support Services (as defined below) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions specified in this Agreement, the Parties hereto agree as follows:

1. SERVICES

1.1. Support Services. Guidance agrees to provide Customer the services identified and described on Exhibit A hereto (the "Support Services"), as such Exhibit and Support Services may be modified by the mutual written agreement of the parties.

1.2. Additional Services. The terms of this Agreement govern only the Support Services and any Additional Services (as defined below). At the time of execution of this Agreement, to the extent that Customer wishes to receive from Guidance, and Guidance wishes to provide to Customer, services other than the Support Services (the "Additional Services" and, with the Support Services, the "Services"), then such Additional Services and the arrangements for their provision shall be set forth in a separate addendum to this Agreement which is duly executed by the Parties (the "Services Addendum"), and the Services Addendum shall be incorporated into, and become a part of this Agreement.

1.3. Exclusions from Services. Customer acknowledges and agrees that the Services do not include, and Guidance shall not be responsible for, any of the items set forth below. If at Customer's request Guidance provides any of the services, or resolves any of the issues or problems, listed below, then Customer shall be billed at Guidance's then-current retail rates, on a time and materials basis, for such services.

(a) Modifications (by a third party or Customer) to the Production System configuration without promptly notifying Guidance of such modifications.

(b) Operation or maintenance of any telecommunication equipment, telecommunications services or technology used in conjunction with performance of the Services.

1.4. Customer Obligations. Customer shall perform the following, at its expense (collectively, the "Customer Obligations"):

(a) Customer shall cooperate with Guidance in its performance of the Services, including, without limitation, access to and cooperation by Customer's personnel as requested by Guidance.

(b) Customer shall promptly notify Guidance of any modifications made to, or problems encountered by Customer with, the Production System.

1.5. Necessary Performance. Customer understands that, (i) the performance of the Customer Obligations are necessary for Guidance's performances of the Services, and (ii) any failure of Customer to fully perform the Customer Obligations shall excuse any failure of Guidance to provide the Services during the period in which Customer fails to fully perform the Customer Obligations without any liability to Guidance.

2. LICENSE AND PROPRIETARY RIGHTS

2.1. Proprietary Rights of Customer. Customer hereby grants to Guidance a non-exclusive, worldwide, royalty-free license for the Initial Term and any Renewal Term (as those terms are hereinafter defined) to edit, modify, exhibit, publish, transmit, participate in the transfer of, reproduce, create derivative works from, distribute, perform, display, and otherwise use the Production System as necessary to render the Services to Customer under this Agreement. The foregoing license shall in no way limit any intellectual property rights that Guidance may have in and to the Production System, or any components thereof, as set forth in the Services Agreement.

2.2. Proprietary Rights of Guidance. All materials, including but not limited to any computer software (in object code and source code form), data or information developed or provided by Guidance or its suppliers under this Agreement, and any know-how, methodologies, equipment, or processes used by Guidance to provide the Services to Customer, including, without limitation, all copyrights, trademarks, patents, trade secrets, and any other proprietary rights inherent therein and appurtenant thereto (collectively "Guidance Materials") shall remain the sole and exclusive property of Guidance or its suppliers. To the extent, if any, that ownership of the Guidance Materials does not automatically vest in Guidance by virtue of this Agreement or otherwise, Customer hereby transfers and assigns to Guidance all rights, title and interest which Customer may have in and to the Guidance Materials. Customer acknowledges and agrees that Guidance shall have the right to provide to third parties services which are the same or similar to the Support Services, and to use or otherwise exploit any Guidance Materials in providing such services.

2.3. Confidentiality. Each Party agrees that during the course of this Agreement, information that is confidential or proprietary may be disclosed to the other Party, including, but not limited to, software, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving Party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the

receiving Party, (b) was known to the receiving Party as of the time of its disclosure, (c) is independently developed by the receiving Party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing Party. Except as provided for in this Agreement, each Party shall not make any disclosure of the Confidential Information to anyone other than its employees, contractors, staff and vendors (with whom Guidance or Customer, as applicable, shall have entered into a confidentiality agreement containing restrictions with similar restrictions as those set forth herein) who have a need to know in connection with this Agreement. Each Party shall notify its employees, contractors and staff of their confidentiality obligations with respect to the Confidential Information and shall require its employees, contractors and staff to comply with these obligations. The confidentiality obligations of each Party and its employees, contractors and staff shall survive the expiration or termination of this Agreement.

3. FEES AND TAXES

3.1. Support Services Fees. In consideration of the Services, Customer shall pay Guidance all fees set forth on Exhibit A and any other fees and expenses mutually agreed by the parties in writing (the "Fees"). Payments for Services shall be made as follows:

(a) All fixed, monthly fees for Support Services shall be paid in advance on or before the first day of the calendar month in which such Services are to be performed. If the first month of services is to commence after the first of the month, the fees for that month will be pro-rated based on the number of days such monthly services are to be performed. Late payments of recurring quarterly fees shall be subject to a fixed 10% late fee if not received by the fifth calendar day of any month; provided, however, that Guidance shall have no obligation to perform any Services in any period in which payment has not been received.

(b) Any hourly fees shall be paid within 30 days after the delivery of any invoice for such Services. Guidance shall submit invoices to Customer from time to time for such Services depending on the amount of Services rendered. Any balance that is unpaid for more than 30 days after the delivery of any invoice will be subject to a late fee, which will be calculated at a rate of 1.5% per month of such overdue balance, provided that nothing in this Agreement shall be deemed to require the payment by the Customer of late fees on overdue balances in excess of the amount which Guidance may lawfully contract to charge under applicable usury and other laws. In addition, failure of Customer to fully pay any fees within 15 days after the applicable due date shall be deemed a material breach of this Agreement, justifying suspension of the performance of the Services by Guidance, and will be sufficient cause for immediate termination of this Agreement by Guidance. Any such suspension does not relieve Customer from paying past due fees plus interest and in the event of collection enforcement, Customer shall be liable for any costs associated with such collection, including, but not limited to, legal costs, attorneys' fees, court costs and collection agency fees (in all cases, without regard to any statutory or court-imposed limitation on any such fees).

(c) Guidance expressly reserves the right to change any and all fees charged hereunder for the Services at any time, provided, Guidance gives Customer at least 30 days advanced written notice of any increase.

3.2. Additional Services Fees. Customer shall pay to Guidance all fees for Additional Services set forth on any applicable Services Addendum. If no fees are set forth on the Services Addendum, such Additional Services shall be performed on a time and materials basis at the hourly rates set forth in Exhibit A or, if no hourly rate is set forth in Exhibit A, then such Additional Services shall be performed at the cash billing rates for time and materials services set forth in Exhibit A.

3.3. Costs and Expenses. Customer shall pay, or promptly reimburse Guidance for, all reasonable charges, costs and expenses incurred by Guidance in connection with the performance of the Services.

3.4. Taxes. Customer shall pay or reimburse Guidance for all sales, use, transfer, privilege, excise, and all other taxes and all duties, whether international, national, state or local, however designated, which are levied or imposed by reason of the performance by Guidance under this Agreement; excluding, however, income taxes on profits which may be levied against Guidance.

4. DISCLAIMERS AND LIMITATION OF LIABILITY

ALL SERVICES PROVIDED BY GUIDANCE ARE AT THE CUSTOMER'S OWN RISK AND ARE PROVIDED "AS IS" AND WITHOUT WARRANTY OF ANY KIND. THE PARTIES ACKNOWLEDGE THAT THE INTERNET IS A NEW MEDIUM, AND PROBLEMS FREQUENTLY DO OCCUR. GUIDANCE DOES NOT WARRANT THAT THE WEB SITES' OPERATIONS WILL BE UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE OR THAT ANY DEFECTS IN ANY SOFTWARE TO BE PROVIDED BY GUIDANCE TO THE CUSTOMER UNDER THIS AGREEMENT WILL BE CORRECTED.

GUIDANCE DOES NOT MAKE AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS AND/OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. IN NO EVENT WILL GUIDANCE BE LIABLE TO THE CUSTOMER OR ANY OTHER PERSON FOR ANY CLAIMS ARISING OUT OF OR RELATED TO ANY LOST REVENUE, LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, LOSS OF DATA, OR INTERRUPTION OR LOSS OF USE OF SERVICE EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

IN NO EVENT WILL THE TOTAL CUMULATIVE LIABILITY OF GUIDANCE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES NOT EXCEED THE AMOUNT PAID BY THE CUSTOMER IN THE SIX MONTHS PRIOR TO THE COMMENCEMENT OF SUCH ACTION.

5. TERMINATION AND RENEWAL

5.1. Term. This Agreement shall be effective when signed by the Parties and thereafter shall remain in effect for one (1) year from the commencement of the Support Services (excluding, for this purpose, any necessary preparation or set-up time), unless earlier terminated as otherwise provided in this Agreement (the "Initial Term"). This Agreement shall automatically be renewed beyond the Initial Term for additional twelve-month terms (each, a "Renewal Term"); provided, however that either party may terminate this Agreement at the end of the Initial Term or any Renewal Term by providing at least

90 days written notice prior to the end of the applicable Term. Notwithstanding any of the foregoing, Guidance shall have the right to terminate this Agreement at any time by delivering written notice to Customer at least 30 days prior to such termination; provided; however, that in the event Guidance terminates pursuant to this sentence, Guidance will refund, pro-rata, the unused portion of any prepayment.]

5.2. Termination. Either Party may terminate this Agreement if a bankruptcy proceeding is instituted against the other Party which is acquiesced in and not dismissed within ten (10) days, or results in an adjudication of bankruptcy, or the other Party materially breaches any of its representations, warranties or obligations under this Agreement, and such breach is not cured within ten (10) days of receipt of notice specifying the breach, except that the cure period for failures of payment obligations shall be thirty (30) days.

5.3. Termination and Payment. Upon any termination or expiration of this Agreement, Customer shall pay all unpaid and outstanding fees through the effective date of termination or expiration of this Agreement.

6. REPRESENTATIVE

Each Party shall designate one (1) person who will act as the primary liaison for all communications regarding Support Services. In addition, Customer shall designate one (1) additional person who will act as a secondary liaison for all communications regarding Support Services.

7. MISCELLANEOUS

7.1. Modification. This Agreement may be modified or amended by the Parties only in writing executed by both Parties hereto.

7.2. Waiver. A waiver of a breach or default does not constitute a waiver of future or other breaches or defaults.

7.3. Applicable Law and Forum. This Agreement shall be deemed entered into in Los Angeles County, California and will be governed by and interpreted in all respects by the laws of the State of California without regard to provisions regarding choice of laws. The Parties hereby agree that Los Angeles County, California is the venue for any proceedings regarding this Agreement and that any legal proceedings regarding this Agreement shall be brought in the courts of Los Angeles County, California, or the United States District Court for the Central District of California. The Parties hereby consent to the personal jurisdiction of such courts.

7.4. Entire Agreement. This Agreement includes Exhibit A, Exhibit B and all Services Addenda, all of which are incorporated into this Agreement by this reference, and together with the Services Agreement and the other documents contemplated hereby or thereby constitute the entire understanding between the Parties with respect to the subject matter hereof, superseding all prior negotiations, preliminary agreements, correspondence or understandings, written or oral between the Parties.

7.5. Notices. All notices, statements and payments to Guidance shall be delivered to 4134 Del Rey Avenue, Marina Del Rey, CA 90292, Attn: President, facsimile no. (310) 754-3101. All notices, statements and payment to be given to the Customer shall be delivered to the address set forth on page 1 of this Agreement, 750 Coronado Center Dr Ste 120, Henderson, NV 89052 ("Customer") or at such other address as either Party shall designate in writing to the other Party, by giving notice in accordance with this Section 7.5 from time to time. All notices shall be in writing and shall either be served by personal delivery, fax, certified or registered mail or overnight service, all charges prepaid. Except as otherwise provided herein, such notices shall be deemed given (i) when personally delivered, (ii) when faxed (provided that a copy of such notice is also sent on such same date by certified or registered mail or overnight service), (iii) on the date five (5) days following the date of mailing or (iv) the date one (1) business day following the date of mailing via an overnight service, except that notices of change of address shall be effective only after the actual receipt thereof.

7.6. Uncontrollable Events. Except for the payment of money, neither Guidance nor Customer (each a "Party") shall be liable for any delays or other nonperformance resulting from circumstances beyond its reasonable control, including, without limitation, an explosion or fire or other casualty arising from lightning or other causes unrelated to the acts or omissions of the Party claiming relief under this section; acts of God, including without limitation epidemic, landslide, earthquake, hurricane, tornado, flood; war or civil disturbance or acts of a public enemy, including without limitation acts of terrorism, effects of nuclear radiation, blockade, insurrection, riot or restraint of government; a strike of labor dispute (other than a strike or labor dispute of the employees or Staff of the Party claiming relief under this section or its subcontractors that is not part of a nationwide strike or labor dispute); acts of third parties not within the control of the Party claiming relief under this section; or any law, order or requirement of any governmental agency or authority; provided however, that such delay or failure to perform cannot be circumvented by commercially reasonable work-around plans and processes, computer system disaster recovery services, alternate sources or other commercially reasonable means; and provided further that, to the extent feasible under the circumstances, and to the extent it is not reasonable to infer nonperformance from the nature of the event, the Party whose performance is prevented or delayed gives written notice to the other Party within forty-eight (48) hours of the occurrence of the event giving rise to the claim for relief under this section and uses its commercially reasonable efforts to recommence performance to comply with all of the terms and obligations under this Agreement to whatever extent possible without delay.

7.7. Independent Contractor Relationship. In accordance with the mutual intentions of the Parties hereto, Guidance is performing services for the Customer as an independent contractor, and all of the terms and conditions of this Agreement shall be interpreted in light of such relationship. Nothing contained in this Agreement constitutes appointment of either Party as an agent, representative, partner, joint venture or employee of the other Party for any purpose. Neither Party may bind the other Party to any agreement with any third Party.

7.8. Severability. Should any provision of this Agreement be held to be void, invalid or inoperative, such provision shall be enforced to the greatest extent possible and the remaining provisions of this Agreement shall not be affected and shall remain valid and in full force.

7.9. Headings. The headings of the Sections of this Agreement are for convenience only and shall not be of any effect in construing their meanings.

7.10. Survivability. Sections 0, 0, 0, 0 and 0 shall survive the termination or expiration of this Agreement.

7.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original Agreement for all purposes, including the judicial proof of any of the terms hereof, provided, however that all such counterparts shall constitute one and the same Agreement.

7.12. Remedies. Unless expressly set forth to the contrary, either Party's election of any remedies provided in this Agreement shall not be exclusive of any other remedies available hereunder or other wise at law or in equity, and all such remedies shall be deemed to be cumulative.

7.13. Customer Identification. The Parties agree that Guidance may use Customer's name, service marks or trademarks on Guidance's website, in a case study, and, solely for the purpose of demonstrating Guidance's capabilities, in promotional materials and sales presentations.

7.14. Attorney Fees. Should any litigation be commenced among the Parties in relation to this Agreement, the Party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to reasonable fees and expenses for attorneys, accountants and expert witnesses in connection with such litigation or in a separate action brought for that purpose. For purposes of the preceding sentence, statutory fee limitations shall apply unless the purpose of the litigation is the collection of unpaid fees pursuant to Section 3.1(b).

7.15. Arbitration of All Disputes, Claims or Controversies.

(a) If any dispute arises between Guidance and Customer that the parties cannot resolve themselves, including any dispute over the application, validity, construction, or interpretation of this Agreement, claims for disputes over Guidance's fees and expenses, any disputes over the quality of Services that Guidance renders, any claims relating to or arising out of Customer's or Guidance's performance under this Agreement, and any other claims arising out of any alleged act or omission by Customer or Guidance, then arbitration in accordance with the then-applicable rules of the American Arbitration Association shall provide the exclusive remedy for resolving any such dispute, regardless of its nature. Notwithstanding the foregoing, each party agrees that if the other party or anyone acting on the other party's behalf threatens or attempts to or does violate Section 2.3 of this Agreement then the non-violating party, or its successors or assigns, may file an action in a court of competent jurisdiction, and in any such suit or proceeding for or with respect to such threatened, attempted or actual violation, an order may be obtained enjoining the violating party and/or any other person, persons or entities acting in concert with the violating party from violating any such restriction. Such a restraining order may be obtained pending determination of the litigation as well as upon final determination thereof, and request for such restraining order shall be without prejudice to any other right or remedy available to the non-violating party by reason of such threatened, attempted or actual violation of any such contractual restriction. The violation of Section 2.3 of this Agreement would cause irreparable injury to the non-violating party and monetary damages in and of itself would not afford adequate relief.

(b) Except to any extent the arbitrator determines otherwise under applicable law, this section also shall apply to claims arising under state and federal statutes, local ordinances, and the common law. The arbitrator shall apply the same substantive law that a court with jurisdiction over the parties and their dispute would apply under the terms of this Agreement. The arbitrator's remedial

authority shall equal but not exceed the remedial power that a court with jurisdiction over the parties and their dispute would have. The arbitrator shall, upon an appropriate motion, dismiss any claim brought in arbitration that he or she determines could not properly have been pursued through court litigation (absent this Section 7.15). If the then-applicable rules of the American Arbitration Association conflict with this section's procedures, this section shall apply.

(c) If the parties cannot agree upon an arbitrator, the parties shall select a single arbitrator from a list of seven arbitrators provided by the American Arbitration Association in the city in which the arbitration is to occur. If the parties cannot agree on an arbitrator from that list, then the parties shall alternately strike names from the list, with the first party to strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator.

(d) Each party may be represented in the arbitration process by counsel or by another representative of the party's choice, and each party shall initially pay the costs and fees of its counsel or other representative and its own filing or administrative fees. The parties shall bear the fees and costs of the arbitrator equally, unless the arbitrator decides otherwise. Unless the arbitrator decides or the law requires otherwise, the non-prevailing party in any arbitration proceeding and the non-prevailing party in any enforcement or other court proceeding shall reimburse the prevailing party for all of the prevailing party's costs, including attorneys' fees and the arbitrator's compensation.

(e) The arbitrator, and not any court, shall have the exclusive authority to resolve any issue relating to the interpretation, formation, or enforceability of this Section 7.15, or any issue relating to whether a claim is subject to arbitration, except that any party may bring an action in any court of competent jurisdiction to compel arbitration in accordance with the terms of this Section 7.15.

(f) The arbitrator shall render an award and a written opinion explaining the reasons for the award. That award shall be final and binding. To the extent that any part of this section is found to be legally unenforceable for any reason, Section 7.8 shall apply so as to ensure that, to the fullest extent possible under applicable law, all conflicts between Customer and Guidance shall be resolved by neutral, binding arbitration. The remainder of this section shall not be affected by that modification or deletion but shall be construed as severable and independent. If a court finds that this section's arbitration procedures are not absolutely binding, then the parties intend any arbitration decision to be fully admissible in evidence, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

(g) Unless the parties agree otherwise, any arbitration shall take place in Los Angeles.

(h) The parties hereby (i) consent to the in personam jurisdiction of the Superior Court of the State of California (with respect to actions commenced in Los Angeles) for purposes of confirming any award of the arbitrator and entering judgment thereon and (ii) agree to use all reasonable efforts to keep all matters relating to any arbitration hereunder confidential.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GUIDANCE SOLUTIONS, INC.

By: ____________________
Name: Jason Meugniot
Title: CEO

Kaching Kaching, Inc

By: ____________________
Name: Robert J McNulty
Title: Chairman and CEO